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                                                                      EXHIBIT 14


                    Third Amendment to Employment Agreement
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     This Third Amendment to Employment Agreement is made by and between E.
Alexander Glover ("Associate") and Hello Direct, Inc. ("Company"), as of April
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27, 2000.

     The parties heretofore entered into an Employment Agreement ("Agreement"),
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made as of March 24, 1995, amended by the First Amendment to Employment
Agreement ("First Amendment") made as of July 1, 1997, and by the Second
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Amendment to Employment Agreement ("Second Amendment") made as of October 13,
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1999.

     The parties now agree to amend the Agreement, as previously amended, as follows:

     A. The first sentence of Section 11 of the Agreement, as amended by the First Amendment, is amended to provide as follows:
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     This Agreement shall terminate on March 24, 2003.

     B. The last sentence of Section 11 of the Agreement, as amended by the First Amendment, is deleted.
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     C.   Section 7 of the Agreement is amended to provide as follows:
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     (e) Notwithstanding any provision of this Agreement or of the Employee
Severance Agreement made between the parties as of May 6, 1998 ("Severance
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Agreement"), upon the first to occur of (1) termination of Associate's
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employment by the Company for any reason (including Termination Without Cause pursuant to Section 6(b)(i), Termination for Cause pursuant to Section 6(b)(ii), and Constructive Termination pursuant to Section 6(b)(iv)), (2) Associate's termination of his employment as a result of Constructive Termination pursuant to Section 6(c), or (3) expiration of the term of this Agreement pursuant to
Section 11, the Company shall:

     (i) pay the premiums and other expenses associated with Associate's continued coverage under the Company's Executive Disability Plan ("Plan") until
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Associate reaches age 65; and in the event said Plan is amended or terminated, the Company shall pay the premiums and other expenses associated with coverage Associate may obtain that would provide benefits equivalent to those provided under the Plan then in effect, until he reaches age 65; and
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     (ii) maintain, for the duration of the life of Associate and the life of his spouse, at Company's expense, the health care insurance benefits (including but not limited to medical, dental, prescription drugs, vision, and hearing aids) provided to Associate under the Company's benefit plans in effect at the time that the Company's obligation under this Section 7(e) arises; provided,
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that the Company's obligation to pay the insurance premiums and other out-of-
pocket costs associated with such benefits shall not exceed the sum of $15,000 per year, to be adjusted annually to reflect increases in the cost of such benefits.

     (f) Notwithstanding any provision of this Agreement or of the Severance Agreement, upon the first to occur of (1) Termination without Cause of Associate's employment
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by the Company pursuant to Section 6(b)(i), (2) Constructive Termination pursuant to Section 6(b)(iv), (3) Associate's termination of his employment as a result of Constructive Termination pursuant to Section 6(c), or (4) expiration of the term of this Agreement pursuant to Section 11, the Company shall at its expense provide to Associate, or pay for, up-to-date computer and communications equipment and associated support and services, and shall upgrade the same annually, until Associate reaches age 75; provided, that the Company's
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obligation pursuant to this Section 7(f) shall not exceed the sum of $5,000 per year, to be adjusted annually to reflect increases in the Consumer Price Index-U (All Urban Consumers), U.S. City Average.

     (g) It is expressly understood and agreed that the Company may not, and shall not at any time have the right to, amend or terminate any of the benefits to be provided pursuant to Sections 7(e) and (f), except as may be expressly permitted by the terms of said Sections or with the specific written consent of Associate. The Company expressly waives any right it may have under any state or federal law or otherwise to amend or terminate said benefits. In the event that the Company contracts with a third party to provide some or all of said benefits, it shall cause any such contract to contain a provision specifying that the obligation to provide benefits thereunder may not be amended or terminated, except as may be expressly permitted by the terms of said Sections 7(e) and (f) or with the specific written consent of Associate.

     Except as amended herein, the Agreement, as previously amended, shall remain in full force and effect in accordance with its terms.

     IN WITNESS HEREOF, each of the parties, in the case of the Company by its duly authorized officer or director, has executed this Third Amendment to Employment Agreement, as of the day and year first above written.


ASSOCIATE                             HELLO DIRECT, INC.


/s/ E. Alexander Glover                     /s/ John B. Mumford
_____________________________         By:  _______________________________
E. Alexander Glover                         John B. Mumford